Exhibit 99.2

             3Q 2001 EARNINGS ANALYSTS CONFERENCE CALL
                          THOMAS O. RYDER
                              SCRIPT
                            May 2, 2001


[Richard E. Clark, Vice President, Investor Relation]

Good morning and thank you for joining us today for our Fiscal
Year 2001 second quarter conference call.  With me today are Tom
Ryder, our Chairman and Chief Executive Officer; and George
Scimone, our Chief Financial Officer.

Before I begin, I'd like to point out that our comments and answers to your questions might include statements that are forward-looking in that they address future results or occurrences. Please keep in mind that actual future results and occurrences may differ materially from our forward- looking statements.

Our SEC filings, including our Forms 10K, 10Q and 8K, include a discussion of some of the factors that could effect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

Now, Tom has some brief remarks before we open the call for questions. Tom.

[Thomas O. Ryder, Chairman and Chief Executive Officer]

Good morning.

This was an especially tough quarter for at least two kinds of companies operating in the United States - publishing and direct-marketing. Unfortunately, we happen to be both:

As a publisher, the soft U.S. advertising market finally caught up with our magazines;

As a direct marketer, we sell to consumers who, in the present economy, are not in a great frame of mind to make purchases.

These factors strongly affected our core business in the United States. We did have solid performances from QSP and Books Are Fun. Both were up in revenues and profits. We also had higher profit and revenue from most of our companies outside the U.S.

Total operating profit was $40 million. And the profit margin was 7 percent. Both were about the same as last year's quarter.

Revenue was $608 million. On a reported basis, we were down 2 percent. Adjusted for the effects of foreign exchange, we were up 1 percent.

So much for the basics. Now let's look under the hood. I want to be specific with you about what was good and what was bad.

We had disappointing results at Global Books and Home Entertainment. Operating profit was down 15 percent. Revenue was down 8 percent. Virtually all of these declines came from the United States. Most of our product lines in the U.S. were soft - notably, general books, music single-sales, and video.

This was partially offset by strong performances in many markets overseas. I'll get to that in the moment.

First, what happened in the United States?

At least two things:

First, the weakened U.S. economy is affecting our customers. Quite simply, consumers are not responding to direct-mail offers as they normally do. Recession or not, something is going on. We are feeling it, and we know that other direct-marketers are too.

Second, the sweepstakes agreement is affecting our business. For the past few months, we have been phasing in changes required by the new multi-state Attorney-General agreement. This has had a sharply negative impact on response rates to most of our mailings.

The soft economy and the sweepstakes changes have formed a potent, negative combination. Quite frankly, we underestimated the impact that these factors - together - would have on us.

At Reader's Digest, we like to say that we are "recession-resistant." This is largely true. But, at the moment, we are clearly feeling the effects of the economy in every one of our product lines.

However, there is some good news. Even before we signed the sweepstakes agreement, we began testing promotions that are consistent with the new standards.

"New promotions, using the new rules."

We are very encouraged by our early results. Our testing has already produced a number of new, effective promotion packages.
These will be introduced into our mailing programs in the first half of next year.

Here's a prediction. I believe that within the next 12 months our promotional testing will have largely offset any negative impact of the changes we were required to make. This would be consistent with our past experience in countries outside the United States, by the way.

I mentioned that BHE's international operations had a strong performance this quarter. In most countries where we operate, we had higher operating profit and revenue. Revenue was up in more than a dozen markets - by high single and low double digits.

Operating profit overseas was higher for almost all product lines. Increased book series memberships, especially in Germany and Russia, drove revenue up for Select Editions. Reading and illustrated series were up as well.

The main exception was general books. This product line was sharply down in the United Kingdom, Germany and Brazil and that hurt overall results.

Let's talk about our magazine segments.

First, U.S. Magazines:

Our magazine business had a difficult quarter - as did most of our competitors. This was especially true for our smaller, Special Interest magazines. These have been greatly affected by the advertising sales slowdown - and by a general downturn in circulation throughout the industry.

Reader's Digest magazine in the United States had been up in advertising by 16 percent for the first half. The negative trend finally reached us this quarter. Advertising was down 17 percent as many advertisers delayed their spending decisions.

However, our flagship magazine succeeded in another area - circulation.

Despite the industry's generally soft circulation, Reader's
Digest increased its sale of new subscriptions for the period.
And we continue our progress in developing new methods of selling subscriptions without the use of sweepstakes.

Selecciones, our U.S. Spanish-language edition of Reader's
Digest, was up for the quarter, in both profit and revenue. We are in the midst of a national expansion of this magazine.

With census figures showing that more than 35 million Hispanics live in the United States, we believe that Selecciones can win a bigger share of advertising and readers. During the past year, we dedicated a U.S. publishing and editorial team to this project. In the third quarter, we increased the rate base 25 percent to 250,000 copies per month. We would like to double that, to 500,000 copies, in the next three years.

Outside the U.S., Reader's Digest generally performed better than the industry. Operating profit was up in Asia, France, Benelux and Mexico. Circulation increased in Mexico, Canada and Asia.

Revenue was down overall, mainly because of global advertising softness. This was also because last year's results included our Italian operation, which has since been discontinued.

I'd like to say something about QSP, our fundraising unit, and Books Are Fun. These are two U.S. businesses where we have invested - and which have rewarded us with good performance even in the current economy.

Sales and profits for QSP were significantly higher, mostly from increased gift and food sales, as well as from improved margins.
This followed our expansion of the division last year, when we added the sales resources from World's Finest Chocolate.

Books Are Fun, the display-marketing company that we acquired in fiscal 2000, also had a strong quarter. Profit more than doubled, despite the cancellation of more than 7,000 sales events due to bad winter weather.

We believe that there is more good news ahead for Books Are Fun. We continue to make progress with a new line of jewelry and art fairs. And, we are beginning to export this business to new markets. We have rolled out Books Are Fun in Mexico and are testing a start-up in France, now.

Regarding our New Business Development efforts:

We are in the midst of a culling process. Certain of our initiatives, notably Financial Services, are clearly winners. We continue to create alliances with leading insurance companies. And, recently, we completed a test of a revolving-credit product in France, working with GE Sovac. The test results were highly successful. So, our list of possibilities in this category keeps expanding.

Some of our projects have turned out to be marginal. We are sternly re-evaluating these, considering the difficult economy we are in. Right now, our effort is to identify the winners and the losers... eliminate the losers... and then move the winners quickly into global markets.

The third quarter was difficult for us, and we see a continued tough environment for the fourth quarter. Like CEOs at other companies, I view the near term as very much influenced by the relative strength of the economy.

We expect the U.S. softness to continue throughout this year, most likely resulting in fourth-quarter earnings that will be lower than we previously led you to believe. We now expect those earnings to be in the range of 18 to 21 cents a share.

We do not consider the third or fourth quarters to be representative of where our business is headed, longer term. Currently, we are engaged in the budgeting process for fiscal 2002. Although we are sobered by the economic conditions, particularly in the United States, we believe that our business is fundamentally strong... and that we will continue our progress next year - albeit at a somewhat slower rate than some of you have projected.

At this time, we see earnings growth for fiscal 2002 to be in the range of 10 to 20 percent.

In closing, let me tell you a couple of things. I am very unhappy with our performance in the second half of this year and with our failure to meet expectations we had created. I am absolutely determined that we will fix this.

We will, for example, sharpen our cost control initiatives. We are reassessing projects, cutting controllable expenses and asking our reengineering teams to accelerate their initiatives. I will not be patient with underperforming businesses. We will fix them, or get rid of them. And, we will continue seeking alliances that give us greater access to customers or new products to sell to the customers we already have.

In short, we will work our way or think our way out of any problems we encounter.

To underscore our confidence in the future, I am pleased to tell you that our Board of Directors has authorized a repurchase of up to $250 million in our stock. We believe that the stock is currently undervalued, and that this is the best investment that we can make.


Now, I would like to introduce George Scimone, our Chief
Financial Officer.

[George S. Scimone, Chief Financial Officer]

A quick update on the key elements of the balance sheet:


Cash and equivalents at the end of the quarter were $54 million. We had loans of $157 million for a net borrowing position of $103 million. This was $7 million less than our net position at the end of last quarter. Based on our current projections we still anticipate a net borrowing position of zero at fiscal year end.

Free cash flow from operations was roughly $50 million in the quarter versus $90 million in the same quarter last year. The decline in free cash flow was largely driven by receivables offset by an increase in net income.

Receivables at the end of March were $382 million down
$100million from the December quarter, but up $59 million from the same period last year. Days sales outstanding were 61, 8 days higher than last year.

The increase over last year was driven by several factors:

First, about $20 million of the increase resulted from the timing of product shipments within the quarter for our International businesses. Current month March revenue was 20% higher this year over last year.

In the US, QSP receivables were up $20 million on a $30 million increase in revenue, driven principally by the addition of the World's Finest Chocolate sales force.

And also, during the quarter, US BHE transitioned the fulfillment activities to an outsourced vendor. In the process, we incurred a planned blackout period of about 3 1/2 weeks in February when invoices and products were delayed in being sent to the customer. The revenue was billed late in February and early in March, but the receivable was not due to be collected at quarter end. This resulted in about a $20 million increase in our receivable balance.

Net Inventories were $153 million up $7 million from a year ago.
Days sales were about even with the same period last year. (51 vs
50). Since the December Quarter end, Inventory is up $23 million principally for the seasonally strong fourth quarter in Books are Fun.

And finally, we repurchased about 700 thousand shares of our stock during the quarter at a total cost of $22 million and we sold almost 800 thousand shares of our ownership in LookSmart.
We currently own 7.8 million shares of that investment.


Tom and I will now take any questions.